Exhibit 99.1

Aradigm Announces Third Quarter 2013 Financial Results

Hayward, CA – October 28, 2013 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the third quarter and nine months ended September 30, 2013.

Total revenue was approximately $4.6 million for the third quarter of 2013 compared with revenue of approximately $0.3 million for the third quarter of 2012. Revenue for the third quarter of 2013 consisted of approximately $4.3 million in collaboration revenue for the reimbursement of research and development expenses associated with the Grifols collaboration agreement and $0.2 million in royalty revenue for the quarterly royalty payment from Zogenix for product sales of SUMAVEL® DosePro™ needle-free delivery system for treatment of acute migraine and cluster headaches.

The Company’s net loss for the third quarter of 2013 was approximately $14.9 million, or $0.04 per share, compared with a net loss of approximately $2.0 million, or $0.01 per share, for the third quarter of 2012. The net loss resulted primarily from the one-time, non-cash collaboration arrangement acquisition cost and higher operating expenses. Total operating expenses for the third quarter of 2013 were approximately $19.0 million, compared with total operating expenses of approximately $1.8 million for the third quarter of 2012. In the third quarter of 2013, the Company recorded $15.9 million as a one-time, non-cash collaboration arrangement acquisition cost resulting from the Grifols collaboration agreement as discussed below. The increase in other operating expenses was primarily due to higher contract testing costs related to the 9 month inhalation dog study which is underway for the inhaled ciprofloxacin program and higher legal expenses and executive bonus expense related to the Grifols transaction compared to the prior year period.

Grifols paid approximately $26.0 million for the shares of the Company’s common stock at a purchase price of $0.124 per share, which reflected the contractual price for the Company’s common stock as stated in the Stock Purchase Agreement on May 20, 2013. Following the announcement of the collaboration, execution of a supply agreement and satisfaction of other conditions of closing, the stock price rose to $0.20 at the time of closing. Consequently, the contractual price of $0.124 per share resulted in a $0.076 per share discount from the August 27, 2013 closing price of $0.20 per share, or a discount of approximately $15.9 million from the fair market value of the common stock on the effective date of the Grifols License and Collaboration Agreement. The Company recorded the sale of common stock to Grifols at fair value based on the closing price of the Company’s stock on August 27, 2013 of $0.20 per share. This discount, which is a non-cash charge, has been recorded as Collaboration Arrangement Acquisition Cost in the Company’s Condensed Consolidated Statement of Operations for the three and nine-month period ended September 30, 2013.

As of September 30, 2013, cash, cash equivalents and short-term investments totaled approximately $38.9 million.

“The activities that were completed this quarter, most importantly the closing of the collaboration transaction with Grifols and the associated equity investment as listed below, very significantly improved our financial resources and accelerated the process of taking Pulmaquin into the clinic to begin our Phase 3 trials. We are also pleased that we have an excellent partner in Grifols for the global commercialization of Pulmaquin. We look forward to dosing the first patient in these trials in the first half of 2014,” said Igor Gonda, President and CEO.

Recent Highlights

•	August 2013: we completed the closing of the worldwide licensing transaction with Grifols, S.A. to develop and commercialize Pulmaquin®: The transaction includes an exclusive, worldwide license for Aradigm’s proprietary formulations of inhaled ciprofloxacin for the treatment of severe respiratory diseases, including non-cystic fibrosis bronchiectasis (BE). The parties have agreed to advance Pulmaquin into Phase 3 clinical trials in BE. Grifols will be responsible for all development and clinical expenses up to a maximum of $65 million for the BE indication. Aradigm is entitled to receive cash payments of up to $25 million upon achievement of development milestones. Grifols is responsible for all commercialization activities and will pay Aradigm tiered royalties on worldwide sales of products utilizing Aradigm’s proprietary inhaled ciprofloxacin formulations. Grifols was granted an option to license Aradigm’s AERx® pulmonary drug delivery platform for use with another molecule. In conjunction with the licensing agreement, Grifols acquired 35% of Aradigm’s common stock on a fully diluted basis at a price per share of $0.124 for a total investment of approximately $26 million. Existing Aradigm shareholders, including Tavistock Life Sciences Company and accounts managed by First Eagle Investment Management, LLC, and new investor Great Point Partners, LLC co-invested in the stock purchase transaction and purchased an additional approximately $15.4 million in Aradigm common stock.

•	September 2013: we signed a manufacturing agreement with Sigma-Tau Pharmasource, Inc. (“Sigma-Tau”) for the clinical and commercial supply of Pulmaquin. Under the terms of the broad manufacturing services agreement, Sigma-Tau will manufacture all product for Aradigm’s Phase 3 clinical studies, and will support Aradigm in the preparation of its submissions to regulatory authorities in pursuit of marketing approval for the product. Subsequent to market approval, Sigma-Tau will produce the product commercially for patients using Pulmaquin.

•	September 2013: we announced changes to our Board of Directors, including the retirement of Frank Barker and the appointment of David Bell and Lafmin Morgan. Mr. Barker had been a director of Aradigm since 1999 and the Board thanked him for his dedication and service to Aradigm. Mr. Bell and Mr. Morgan are the designees of Grifols, S.A. and their appointment is in conjunction with the closing of the collaboration transaction between Aradigm and Grifols, S.A.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the prevention and treatment of severe respiratory diseases. The Company has product candidates addressing the treatment of bronchiectasis, non-TB mycobacteria, cystic fibrosis, inhalation tularemia and anthrax infections, and prevention of respiratory and other diseases in tobacco smokers through smoking cessation.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including starting Phase 3 clinical trials and eventually obtaining approval for Pulmaquin, as well as the other risks detailed from time to time in Aradigm’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 27, 2013, and Aradigm’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin, Lipoquin and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenues	$4,552	$262	$5,079	$784

Operating expenses:
Research and development	1,593	818	5,000	2,304
General and administrative	1,463	1,013	3,801	3,009
Collaboration arrangement acquisition cost	15,943	—	15,943	—
Restructuring and asset impairment	7	8	21	26

Total operating expenses	19,006	1,839	24,765	5,339

Loss from operations	(14,454)	(1,577)	(19,686)	(4,555)
Interest income	1	2	4	9
Interest expense	(421)	(383)	(1,222)	(1,135)
Other income (expense), net	—	(4)	(5)	(2)

Net loss	$(14,874)	$(1,962)	$(20,909)	$(5,683)
Change in unrealized losses on available-for-sale securities	—	—	—	(1)
Comprehensive loss	$(14,874)	$(1,962)	$(20,909)	$(5,684)

Basic and diluted net loss per common share	$(0.04)	$(0.01)	$(0.07)	$(0.03)

Shares used in computing basic and diluted net loss per common share	374,126	198,670	291,950	198,336

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$38,693	$7,414
Short-term investments	230	203
Receivables	13,111	41
Prepaid and other current assets	1,271	106

Total current assets	53,305	7,764
Property and equipment, net	461	727
Other assets	389	475

Total assets	$54,155	$8,966

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$572	$330
Accrued clinical and cost of other studies	263	500
Accrued compensation	566	184
Deferred revenue	8,770	—
Facility lease exit obligation	162	144
Other accrued liabilities	263	127

Total current liabilities	10,596	1,285
Deferred rent	138	144
Facility lease exit obligation, non-current	340	465
Note payable, net of discount and accrued interest	8,885	8,513
Shareholders’ equity (deficit)	34,196	(1,441)

Total liabilities and shareholders’ equity (deficit)	$54,155	$8,966

*	The balance sheet at December 31, 2012 has been derived from the audited financial statements at that date.

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